                                                                   Exhibit 21.1

                        Subsidiaries of the Registrant


Subsidiaries of the Registrant as of December 31, 2000

     Golden Star Holdings Ltd.
     Venezuela Investments Ltd.
     Golden Star Management Ltd.
     Pan African Resources Corporation
     Southern Star Resources Ltd.
     Guyanor Ressources S.A. (72.6%)
          Societe de Travaux Publics
          et de Mines Auriferes en
          Guyane ("SOTRAPMAG")
          Societe des Mines de St-Elie ("SMSE")
     Caystar Holdings
          Bogoso Holdings
               Bogoso Gold Limited ("BGL") (70%)